Exhibit 99.1

PRESS RELEASE

TransMedics Reports Third Quarter 2026 Financial Results

Strong Revenue Generation Drives Increase in Full-Year 2026 Guidance; Recent Progress Positions Company for Continued Growth with Several Near- and Mid-Term Catalysts

Andover, Mass. – November 5, 2026 – TransMedics Group, Inc. (“TransMedics”) (Nasdaq: TMDX), a medical technology company that is transforming organ transplant therapy for patients with end-stage lung, heart, and liver failure, today reported financial results for the quarter ended September 30, 2026.

Third Quarter 2026 Financial Highlights

•
Total revenue of $203.0 million, up 41%, including organic revenue growth* of 35%
•
Product revenue of $113.4 million, up 29%, and service revenue of $89.6 million, up 60%, including organic service revenue growth* of 43%
•
Net income of $17.1 million or $0.46 per diluted share in the third quarter of 2026
•
Adjusted net income* of $18.9 million or $0.51 per diluted share in the third quarter of 2026
•
Raises full-year 2026 revenue guidance to between $764-$774 million, inclusive of approximately $14 million from PAD Aviation

Recent Business Highlights

•
Completed enrollment in Part A of the Next-Generation Organ Care System (OCS) ENHANCE Heart trial (September) and received U.S. Food and Drug Administration (FDA) approval of a continued access protocol, allowing enrollment of an additional 90 patients (October)
•
Received Investigational Device Exemption (IDE) approvals from U.S. FDA for ENHANCE Heart Part B and DENOVO Lung trials, including use of TransMedics Controlled Hypothermic Organ Preservation System (CHOPS) as a control arm for both trials (October)
•
Awarded first European transplant logistics tender in Italy, commencing the company’s European transplant operations using PAD Aviation (October)
•
Appointed Fernando Araujo, former CFO of GE HealthCare's Advanced Imaging Solutions segment, as Chief Financial Officer (September)

“The third quarter of 2026 was the strongest in TransMedics’ history, with record revenue and record case volume. Importantly, we delivered these results despite typical third quarter seasonality and before any contribution from ENHANCE Part B or DENOVO.” said Waleed Hassanein, MD, President and Chief Executive Officer. “We enter 2027 with strong momentum and a robust set of growth catalysts. ENHANCE Heart Part B and DENOVO Lung target large, untapped heart and lung segments, with two shots on goal in each through OCS and CHOPS. In Europe, we plan to launch OCS NOP in Italy, the Netherlands and Belgium, building on our first European transplant logistics win. And OCS Kidney remains on track for first-in-human clinical experience in the second half of 2027, our path into the largest transplant market. Our strategy is clear. Our execution is proven. Our conviction has never been stronger. We are building the global platform to transform organ transplantation, and we strongly believe our best years are still ahead.”

Recent IDE Approvals

In October, TransMedics received full U.S. Food and Drug Administration (FDA) IDE approvals for Part B of the OCS ENHANCE Heart trial and DENOVO Lung trial as the company further advances its OCS platform into new indications, seeks to capture new commercial opportunity, and addresses patient needs.

EU Expansion

TransMedics continues to expand its operations in the EU, including through winning its first logistics tender in Italy. This milestone supports the company’s growth strategy into key European markets and follows the establishment of its dedicated organ transplantation air logistics network through the recent strategic investment in PAD Aviation.

Third Quarter 2026 Financial Results

A summary of third quarter financial results is as follows (dollars in thousands except per share):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
Revenue	$203,005	$143,823	41%	$566,886	$444,730	27%
Income from operations	$28,141	$23,300	21%	$65,174	$87,310	-25%
Operating margin %	13.9%	16.2%	-230bps	11.5%	19.6%	-810bps
Adjusted income from operations(1)	$28,872	$23,571	22%	$72,772	$89,939	-19%
Adjusted operating margin %(1)	14.2%	16.4%	-220bps	12.8%	20.2%	-740bps
Diluted net income per share	$0.46	$0.66	-30%	$1.08	$2.28	-53%
Adjusted diluted net income per share(1)	$0.51	$0.67	-24%	$1.26	$2.33	-46%

(1) Adjusted income from operations, adjusted operating margin and adjusted diluted net income per share represent non-GAAP financial measures. For a reconciliation of GAAP to non-GAAP items, please see the tables attached to this press release.

Total revenue for the third quarter of 2026 was $203.0 million, a 41% increase compared to $143.8 million in the third quarter of 2025. The increase was due primarily to increasing Liver and Heart volume through the National OCS Program (“NOP”) as well as additional revenue generated by TransMedics logistics services, and the contribution of PAD Aviation following the Company's strategic investment on July 1, 2026.

Gross margin was 58.5%, compared with 58.8% in the prior-year period. The year-over-year decrease primarily reflected a higher mix of service revenue, partly offset by reduced scrap, lower inventory adjustments and logistics efficiencies resulting from pricing improvements across both service and logistics operations, productivity gains from reduced supplemental lift utilization, lower ground transportation cost per mission, and improved leverage of fixed operating costs as volume increased.

Operating expenses for the third quarter of 2026 were $90.5 million compared to $61.3 million in the third quarter of 2025. The increase in operating expenses was driven by planned investment in OCS Kidney, Next-Generation OCS, and ENHANCE clinical programs, increased headcount to support development activities and company’s expansion, and infrastructure investments, including the US Headquarters and the addition of PAD Aviation. Third quarter operating expenses in 2026 included $12.1 million of stock compensation expense compared to $8.7 million of stock compensation expense in the third quarter of 2025.

Income from operations in the third quarter of 2026 was $28.1 million, compared to operating income of $23.3 million in the third quarter of 2025. Adjusted income from operations in the third quarter of 2026 was $28.9 million compared to adjusted income from operations of $23.6 million in the third quarter of 2025.

Net income in the third quarter of 2026 was $17.1 million, or $0.46 per diluted share, compared to net income of $24.3 million, or $0.66 per diluted share, in the third quarter of 2025. Adjusted net income in the third quarter of 2026 was $18.9 million, or $0.51 per diluted share compared to adjusted net income of $24.5 million, or $0.67 per diluted share, in the third quarter of 2025.

Cash was $493.0 million as of September 30, 2026.

2026 Financial Outlook

TransMedics raises its full-year 2026 revenue guidance. The table below summarizes the updates:

	Prior Guidance	Updated Guidance	Implied Annual Growth (compared to FY 2025 revenue)
FY 2026 Revenue (excluding PAD Aviation)	$737-$757 million	$750-$760 million	24% to 26%
FY 2026 Revenue (including PAD Aviation)	---	$764-$774 million	26% to 28%

Webcast and Conference Call Details

The TransMedics management team will host a conference call beginning at 4:30 p.m. ET / 1:30 p.m. PT on Thursday, November 5, 2026. Investors interested in listening to the conference call may do so by dialing (800) 715-9871 for domestic callers or (646) 307-1963 for international callers and providing access code 6054544. A live and archived webcast of the event and the company’s slide presentation with information on third quarter 2026 financial results will be available on the “Investors” section of the TransMedics website at www.transmedics.com.

About TransMedics Group, Inc.

TransMedics is the world’s leader in portable extracorporeal warm perfusion and assessment of donor organs for transplantation. Headquartered in Andover, Massachusetts, the company was founded to address the unmet need for more and better organs for transplantation and has developed technologies to preserve organ quality, assess organ viability prior to transplant, and potentially increase the utilization of donor organs for the treatment of end-stage heart, lung, and liver failure. TransMedics routinely posts information that may be important to investors on the landing page of the Company's website and in the "Investors" section of the website at https://investors.transmedics.com/. Investors and potential investors are encouraged to consult the TransMedics website regularly for important information about TransMedics.

Forward-Looking Statements

This press release contains forward-looking statements with respect to, among other things, future results and events, including financial guidance and projected estimates, potential clinical outcomes and therapies, and statements about our operations, operational execution, financial position, strategic plans and other business plans. For this purpose, all statements other than statements of historical facts are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “could,” “target,” “predict,” “seek”, “look to”, “plan” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties. Our management cannot predict all risks, nor can we assess the impact of all factors or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in or implied by any forward-looking statements we may make. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated in or implied by the forward-looking statements. Some of the key factors that could cause actual results to differ include: the fluctuation of our financial results from quarter to quarter; our ability to attract, train and retain key personnel; our dependence on the success of the OCS; our ability to expand access to the OCS through our NOP; our ability to improve the OCS platform, including by developing the next generation of the OCS products or expanding into new indications and the development and potential commercialization of our OCS Kidney device; the timing or results of clinical trials for the OCS, including pre- and post-approval studies, or other product candidates, including CHOPS; our ability to sustain profitability; our need to raise additional funding and our ability to obtain it on favorable terms, or at all; our ability to use net operating losses and research and development credit carryforwards; that we have identified a material weakness in our internal control over financial reporting, and that we may identify additional material weaknesses in the future; our ability to scale our manufacturing and sterilization capabilities to meet increasing demand for our products; the rate and degree of market acceptance of the OCS; our ability to educate patients, surgeons, transplant centers and private and public payors on the benefits offered by the OCS; our dependence on a limited number of customers for a significant portion of our revenue; our ability to maintain regulatory approvals or clearances for our OCS products in the United States, the European Union and other select jurisdictions worldwide; our ability to adequately respond to the Food and Drug Administration (the “FDA”) or other competent authorities, follow-up inquiries in a timely manner; the impact of healthcare policy changes, including recently enacted or potential future legislation or administrative actions affecting or reforming the U.S. healthcare system, Organ Procurement and Transplantation Network, or the FDA; the performance of our third-party suppliers and manufacturers; our use of third parties to transport donor organs and medical personnel for our NOP and our ability to maintain and grow our transplant logistics capabilities to support our NOP to reduce dependence on third party transportation, including by means of attracting, training and retaining pilots, and the acquisition, maintenance or replacement of fixed-wing aircraft for our aviation transportation services or other acquisitions, joint ventures or strategic investments; our ability to maintain Federal Aviation Administration, or other regulatory licenses or approvals for our aircraft transportation services; price increases of the components of our products and maintenance, parts and fuel for our aircraft; our manufacturing, sales, marketing and clinical support capabilities and strategy; attacks against our information technology, or IT, infrastructure; the economic, political and other risks associated with our foreign operations; our ability to protect, defend, maintain and enforce our intellectual property rights relating to the OCS and avoid allegations that our products or services infringe, misappropriate or otherwise violate the intellectual property rights of third parties; the pricing of the OCS, as well as the reimbursement coverage for the OCS in the United States and internationally; regulatory developments in the United States, European Union and other jurisdictions; the impact of a shutdown of the U.S. government; the extent and success of competing products or procedures that are or may become available; our ability to service our 1.50% convertible senior notes, due 2028; our existing and any future indebtedness, including our ability to comply with affirmative and negative covenants under our credit agreements to which we will remain subject until maturity; the impact of any product recalls or improper use of our products; the outcome of our securities class action litigation; our international expansion plans and the costs related thereto; the ability to integrate our completed or future acquisitions, joint ventures, and strategic investments, including PAD Aviation; our estimates regarding revenue, expenses and needs for additional financing; our ability to achieve our revenue guidance, which assumes, among other things, continued growth in organ utilization and OCS adoption and the contribution of PAD Aviation; changes in our mix of product and service revenue and the resulting effect on our gross margin; our finance lease obligations; the impact of the Centers for Medicare & Medicaid Services final rule on Organ Procurement Organization Conditions for Coverage (CMS-3409-F) released October 30, 2026; and the other factors described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and our subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”), and in our other SEC filings. Additional information will be made available in our annual and quarterly reports and other filings that we make with the SEC. The forward-looking statements in this press release speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and we are not able to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Use of Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose certain non-GAAP financial measures, including organic revenue, organic revenue growth, organic service revenue, organic service revenue growth, revenue guidance excluding PAD Aviation, adjusted income from operations, adjusted operating margin, adjusted net income, and adjusted diluted net income per common share. These non-GAAP financial measures are not calculated in accordance with GAAP, are not a substitute for, and should be considered supplemental to, GAAP financial measures. Our definitions of these non-GAAP measures may differ from similarly titled measures used by other companies, which may limit their usefulness for comparative purposes.

We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe the presentation of these measures is useful to both management and investors as they provide meaningful supplemental information with respect to our core operational performance and allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making.

We report organic revenue, organic revenue growth, organic service revenue, organic service revenue growth and revenue guidance excluding PAD Aviation to provide management and investors with additional understanding and visibility into the underlying revenue trends of the Company’s established, ongoing operations, as well as provide insights into overall demand for its products and services. To calculate these measures, we exclude from revenue and service revenue the effect of the PAD Aviation transaction as there is no prior period comparable revenue.

To calculate adjusted income from operations, adjusted operating margin, adjusted net income and adjusted diluted net income per common share, we exclude certain charges (credits) from GAAP income from operations and GAAP net income, such as transaction-related costs, incremental amortization of intangible assets, ERP implementation costs, headquarters relocation costs, legal matters and discrete tax items. Amounts are presented after-tax using the company's statutory tax rate unless the amount is a significant unusual or infrequently occurring item in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 740-270-30, "General Methodology and Use of Estimated Annual Effective Tax Rate.”

* Non-GAAP financial measure.

Investor Contact:

Brian Johnston

332-895-3222

Investors@transmedics.com

TransMedics Group, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data) · (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue:
Net product revenue	$113,419	$87,677	$332,549	$272,011
Service revenue	89,586	56,146	234,337	172,719
Total revenue	203,005	143,823	566,886	444,730
Cost of revenue:
Cost of net product revenue	23,570	18,687	73,444	54,420
Cost of service revenue	60,778	40,561	160,426	120,918
Total cost of revenue	84,348	59,248	233,870	175,338
Gross profit	118,657	84,575	333,016	269,392
Gross margin	58%	59%	59%	61%
Operating expenses:
Research, development and clinical trials	29,182	15,260	85,693	48,354
Selling, general and administrative	61,334	46,015	182,149	133,728
Total operating expenses	90,516	61,275	267,842	182,082
Income from operations	28,141	23,300	65,174	87,310
Other income (expense):
Interest expense	(7,271)	(3,491)	(21,666)	(10,428)
Interest income and other income (expense), net	3,231	3,222	8,483	9,007
Total other expense, net	(4,040)	(269)	(13,183)	(1,421)
Income before income taxes	24,101	23,031	51,991	85,889
(Provision) benefit for income taxes	(7,028)	1,288	(12,921)	(981)
Net income	$17,073	$24,319	$39,070	$84,908
Net income per share:
Basic	$0.49	$0.71	$1.13	$2.50
Diluted	$0.46	$0.66	$1.08	$2.28
Weighted average common shares outstanding:
Basic	34,691,046	34,112,452	34,552,868	33,917,006
Diluted	40,833,175	40,748,023	36,077,206	40,410,208

TransMedics Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands) · (unaudited)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash	$492,962	$488,366
Accounts receivable	114,935	84,282
Inventory	58,373	48,881
Prepaid expenses and other current assets	26,186	16,254
Total current assets	692,456	637,783
Property, plant and equipment, net	376,490	327,656
Finance lease right-of-use assets, net	330,400	—
Operating lease right-of-use assets, net	4,342	5,155
Deferred tax assets	72,787	83,543
Restricted cash	18,438	500
Goodwill	18,015	11,549
Acquired intangible assets, net	2,815	1,948
Other non-current assets	2,194	239
Total assets	$1,517,937	$1,068,373
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$10,143	$10,350
Accrued expenses and other current liabilities	82,757	62,740
Current portion of long-term debt, net	54,818	10,000
Deferred revenue	1,497	2,905
Operating lease liabilities	3,642	3,310
Total current liabilities	152,857	89,305
Convertible senior notes, net	454,994	452,804
Long-term debt, net	—	49,587
Finance lease liability	351,533	—
Operating lease liabilities, net of current portion	1,915	3,577
Other long-term liabilities	5,926	—
Total liabilities	967,225	595,273
Total stockholders’ equity	550,712	473,100
Total liabilities and stockholders’ equity	$1,517,937	$1,068,373

TransMedics Group, Inc.

Non-GAAP Income From Operations, Net Income and Diluted Net Income per Share Reconciliations

(dollars in thousands, except per share) · (unaudited)

	Income from Operations	Operating Margin %	Net Income	Diluted Net Income per Common Share
Three Months Ended September 30, 2026
Reported	$28,141	13.9%	$17,073	$0.46
Non-GAAP adjustments:
Transaction-related costs(1)	667	0.3%	667	0.02
ERP implementation costs(2)	64	0.0%	48	—
Discrete tax items(3)	—	0.0%	1,125	0.03
Adjusted	$28,872	14.2%	$18,913	$0.51
Nine Months Ended September 30, 2026
Reported	$65,174	11.5%	$39,070	$1.08
Non-GAAP adjustments:
Transaction-related costs(1)	5,119	0.9%	3,994	0.10
Headquarters relocation costs(4)	272	0.0%	204	0.01
ERP implementation costs(2)	309	0.1%	231	0.01
Incremental amortization of acquired intangible assets(5)	1,898	0.3%	1,418	0.03
Discrete tax items(3)	—	0.0%	1,125	0.03
Adjusted	$72,772	12.8%	$46,042	$1.26*

* As a result of our non-GAAP adjustments, our convertible senior notes have a dilutive effect for the nine months ended September 30, 2026, for the purposes of calculating adjusted diluted EPS. Our adjusted diluted EPS includes an addback of $5.5 million of interest expense, net of tax, attributable to assumed conversion of convertible senior notes, and an inclusion of an additional 4,893,805 shares to our diluted weighted-average common shares outstanding. Refer Footnote 10 within our 10-Q filed with the SEC on November 5, 2026 for additional details on our net income per share calculation on a GAAP basis.

Three Months Ended September 30, 2025
Reported	$23,300	16.2%	$24,319	$0.66
Non-GAAP adjustments:
Headquarters relocation costs(4)	115	0.1%	86	—
ERP implementation costs(2)	156	0.1%	117	0.01
Adjusted	$23,571	16.4%	$24,522	$0.67
Nine Months Ended September 30, 2025
Reported	$87,310	19.6%	$84,908	$2.28
Non-GAAP adjustments:
Headquarters relocation costs(4)	115	0.0%	86	—
ERP implementation costs(2)	156	0.0%	117	0.01
Legal matters(6)	2,358	0.6%	1,759	0.04
Adjusted	$89,939	20.2%	$86,870	$2.33

(1) Transaction-related costs – These adjustments primarily reflect direct and incremental costs incurred in connection with strategic initiatives and corporate development activities, and may include due diligence, deal fees, integration and other fees and costs related to transactions. The Company excludes only costs that are directly attributable to individually identifiable transactions that have progressed beyond preliminary evaluation, including those for which formal internal approvals have been obtained or third-party advisors have been engaged. Exploratory and other ongoing corporate development and strategy-related operating expenses are not excluded. Excluded costs are associated with discrete transaction events and are not reflective of the Company’s core operating performance, although similar costs may be incurred in future periods.

(2) ERP implementation costs – These adjustments reflect direct and incremental costs incurred in connection with the design, configuration, testing, deployment, and initial implementation of a new enterprise resource planning (“ERP”) system, or a significant upgrade or replacement of an existing ERP platform. Such costs may include third-party consulting, system integration, project management, data conversion, and other implementation-related professional fees. The Company excludes only costs that are directly attributable to the initial implementation or significant transformation of an ERP platform and that are non-recurring in nature. Ongoing software subscription, hosting, maintenance, support, personnel, and other recurring information technology operating expenses are not excluded.

(3) Discrete tax items – These adjustments represent certain income tax charges or benefits that management does not consider indicative of ongoing operating performance. Such items may include the indirect tax consequences of non-GAAP adjustments affecting the utilization of tax credits, deductions or other tax benefits; tax effects recognized in the current period related to non-GAAP adjustments recorded in prior periods; and certain significant tax adjustments arising from changes in tax laws, valuation allowances, tax settlements or other discrete tax events, as applicable. These items are excluded from adjusted net income and adjusted earnings per share to facilitate comparability of operating performance between periods.

(4) Headquarters relocation costs – These adjustments reflect primarily direct and incremental third-party professional fees, including valuation, accounting, and advisory services, incurred in connection with the Company’s relocation of its headquarters to Somerville, Massachusetts. These costs may also include incremental depreciation of fixed assets resulting from reassessments of estimated economic lives in consideration of the relocation. The Company excludes only costs that are directly attributable to the relocation event and does not exclude ongoing occupancy, personnel, or other recurring operating expenses associated with the new headquarters.

(5) Incremental amortization of acquired intangible assets – We record intangible assets acquired in a business combination or asset acquisition at acquisition date fair values and amortize over their estimated useful lives. These adjustments reflect non-cash charges related to incremental amortization of acquired intangible assets, resulting from periodic reassessments of estimated economic lives. These amounts are excluded as they relate to discrete, non-routine activities rather than the Company’s ongoing operations and therefore are not considered indicative of normal operating costs.

(6) Legal matters - These adjustments reflect legal fees and other directly attributable costs incurred in connection with responding to and addressing matters arising from the short-seller report issued in January 2025. Such costs may include external legal counsel, advisory services, and other incremental expenses necessary to evaluate and defend against the claims. The Company excludes only costs that are specifically associated with this discrete event and does not exclude ongoing legal expenses related to normal business operations. These costs are excluded as they are non-recurring in nature and not indicative of the Company’s core operating performance, although similar costs could arise in future periods.

(7) Reconciliation of revenue to organic revenue and of service revenue to organic service revenue (dollars in thousands) (unaudited).

	Total Revenue	Revenue Growth %	Service Revenue	Service Revenue Growth %
Three Months Ended September 30, 2026
Reported	$203,005	41.1%	$89,586	59.6%
Less: PAD Aviation charter services	9,385	6.5%	9,385	16.8%
Organic	$193,620	34.6%	$80,201	42.8%
Nine Months Ended September 30, 2026
Reported	$566,886	27.5%	$234,337	35.7%
Less: PAD Aviation charter services	9,385	2.1%	9,385	5.5%
Organic	$557,501	25.4%	$224,952	30.2%

(8) Full-Year 2026 Revenue Guidance: Revenue guidance of $764-$774 million, less expected PAD Aviation revenue of approximately $14 million, equals revenue guidance excluding PAD Aviation* of $750-$760 million.